EXHIBIT (j)(5)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to the Registration Statement (1933 Act File No. 2-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports dated February 14, 2003 for Tax-Managed Growth Portfolio (the "Portfolio") and Eaton Vance Tax-Managed Growth Fund 1.1 (the "Fund") for the year ended December 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


April 28, 2003
Boston, Massachusetts